UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2005
STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-31993 (Commission File Number)	25-1655321 (I.R.S. Employer Identification No.)

20810 Fernbush Lane Houston, Texas (Address of principal executive offices)	77073 (Zip Code)
Registrant’s telephone number, including area code: (281) 821-9091
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.
     On December 27, 2005, Sterling Construction Company, Inc. (the “Company”) entered into a Note Prepayment Agreement (the “Agreement”) with certain holders of its 12%, five-year subordinated promissory notes (the “Noteholders”) issued in November and December 2004 (the “Notes”). The Noteholders include Patrick T. Manning, Joseph P. Harper, Sr., and Maarten D. Hemsley, each of whom is a director and executive officer of the Company, as well as certain officers of the Company’s subsidiary, Sterling General, Inc.
     The Notes have an aggregate outstanding principal balance as of December 31, 2005 of $8,448,856 and may be prepaid in whole or in part in cash at any time and from time to time without penalty and without the consent of the holders of the Notes. The Agreement granted the Company the option to prepay $2,447,697 of the outstanding principal balance in shares of the Company’s common stock. The option was to expire March 30, 2006.
     The Agreement, however, presented an obstacle to approval of the Company’s application to list its common stock for trading on the Nasdaq National Market. In order to remove the obstacle, effective December 30, 2005, the Company and the Noteholders entered into a Termination Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference. The Company did not incur any penalties as a result of entering into the Termination Agreement.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit no.	Description
10.1	Termination Agreement, dated as of December 30, 2005, by and among Sterling Construction Company, Inc. and the noteholders named therein (filed herewith)

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STERLING CONSTRUCTION COMPANY, INC.
Date: January 3, 2006	By:	/s/ Maarten D. Hemsley
	Name:	Maarten D. Hemsley
	Title:	Chief Financial Officer